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                                                                    EXHIBIT 12.1

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                              YEAR ENDED DECEMBER 31,              QUARTER ENDED
                                   ---------------------------------------------   --------------
                                    1995     1996     1997      1998      1999     MARCH 31, 2000
                                   ------   ------   -------   -------   -------   --------------
 (IN THOUSANDS)
COMPUTATION OF EARNINGS:
------------------------
Pretax income before adjustment
  for minority interests in
  consolidated subsidiaries and
  income or loss from equity
  investees......................  15,281   21,219    37,340    48,133   121,624       20,257
Fixed charges....................  33,626   49,762    74,489   102,606   157,254       61,720
Amortization of capitalized
  interest.......................      --       --        --       136       331          103
Distributed income of equity
  investees......................      --    1,274    21,042    27,717    43,318       10,260
Interest capitalized.............      --       --    (6,200)   (7,000)  (47,300)     (29,875)
Minority interest in pretax
  income of subsidiaries that
  have not incurred fixed
  charges........................      --       --        --        --       265          339
                                   ------   ------   -------   -------   -------      -------
Total earnings...................  48,907   72,255   126,671   171,592   275,492       62,804
                                   ======   ======   =======   =======   =======      =======
COMPUTATION OF FIXED CHARGES:
-----------------------------
Interest expensed and
  capitalized....................  32,877   46,384    69,437    96,317   142,448       51,202
Estimate of interest within
  rental expense.................     749    3,378     5,052     6,289    12,241        3,540
Distributions on HIGH TIDES......      --       --        --        --     2,565        6,978
                                   ------   ------   -------   -------   -------      -------
Total fixed charges..............  33,626   49,762    74,489   102,606   157,254       61,720
                                   ======   ======   =======   =======   =======      =======
Ratio of earnings to fixed
  charges........................   1.45x    1.45x     1.70x     1.67x     1.75x        1.02x
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